================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  RESMED INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

Dear Stockholder


You are cordially invited to attend the Annual Meeting of Stockholders of ResMed Inc, at 3.00 pm local time, on Monday, November 6, 2000 at the Company's premises, 14040 Danielson Street, Poway, California.

Information about the business of the meeting and the nominees for election as directors of the Company are set forth in the Notice of Meeting and the Proxy Statement, which are attached. This year you are asked to elect two Directors of the Company, to amend the Certificate of Incorporation to double the number of authorized shares of the Company's Common Stock from 50,000,000 to 100,000,000, and to ratify the selection of independent auditors for fiscal year 2001.


Very truly yours


Peter C Farrell
Chairman and Chief Executive Officer

                                  RESMED INC
              ___________________________________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 6, 2000
              ___________________________________________________


The Annual Meeting of Stockholders of ResMed Inc will be held at 14040 Danielson Street, Poway, California on November 6, 2000, at 3.00 pm local time for the following purposes:

1. To elect two directors, each to serve for a three year term;

2. To amend the Certificate of Incorporation to double the number of authorized shares of the Company's common stock, par value of $0.004 per share, from 50,000,000 to 100,000,000 shares;

3. To ratify the selection of auditors to examine the consolidated financial statements of the Company for the fiscal year ending June 30, 2001; and

4. To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a more complete description of the matters to be considered at the meeting. Only stockholders of record at the close of business on September 8, 2000 will be entitled to notice of, and to vote at, the 2000 Annual Meeting and any adjournment thereof.

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting in person, please sign, date and return your proxy form in the enclosed envelope as promptly as possible. This will not prevent you from voting your shares in person if you attend, but will make sure that your shares are represented in the event that you cannot attend.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.


By Order of the Board of Directors,



Walter Flicker
Secretary
Dated: September 15, 2000

                                  RESMED INC
                           _________________________

                                PROXY STATEMENT
                           _________________________

          Annual Meeting of Stockholders to be held November 6, 2000


General

The enclosed proxy is solicited on behalf of the Board of Directors of ResMed Inc (the "Company") for use at the 2000 Annual Meeting of Stockholders to be held at 3.00 pm on Monday, November 6, 2000 at 14040 Danielson Street, Poway, California (the "meeting") for the following purposes:

1. To elect two directors, to serve for a three year term;
2. To amend the Certificate of Incorporation of the Company to double the number of authorized shares of the Company's Common Stock, par value of $0.004 per share, from 50,000,000 to 100,000,000 shares;
3. To ratify the selection of auditors to examine the consolidated financial statements of the Company for the fiscal year ending June 30, 2001; and
4. To transact such other business as may properly come before the meeting.

The enclosed proxy may be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors received by the Company prior to or at the Annual Meeting will be voted at the Annual Meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to stockholders of the Company on or about September 25, 2000. The Company's Annual Report to Stockholders for Fiscal 2000 is enclosed with this Proxy Statement along with a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10K, but they do not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, facsimile and personal interview. The Company may also request brokerage firms and other nominees or fiduciaries to forward copies of the proxy soliciting material and the 2000 Annual Report to beneficial owners of the stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

Voting Securities and Voting Rights

Holders of the Company's Common Stock of record as of the close of business on September 8, 2000 (the "record date") are entitled to receive notice of and to vote at the meeting. At the record date, the Company had outstanding 30,918,262 shares of Common Stock, the holders of which are entitled to one vote per share.

In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of the Company entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares represented at the meeting for purposes of determining a quorum.

Common Stock Ownership of Principal Stockholders and Management

The following table shows the number of shares of Common Stock which, according to information supplied to the Company, are beneficially owned as of the record date by (i) each director of the Company (and director nominees), (ii) the Chief Executive Officer, (iii) each of the Named Officers as defined on page 5, (iv) each beneficial holder of more than five percent of the outstanding common stock and (v) by all directors, nominees and executive officers of the Company as a group. As used herein, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). A person is deemed, as of any date, to have "beneficial ownership" of any security that the person has the right to acquire within 60 days after that date.

-------------------------------------------------------------------------------
                                          Amount and Nature of       Percent of
                                          Beneficial Ownership/(1)/    Class
Name of Beneficial Owner
-------------------------------------------------------------------------------
Commonwealth Bank of Australia            3,936,074/(2)/             12.7%
Level 2, 48 Martin Place
Sydney  NSW  2000  Australia

Deutsche Bank AG                          2,636,875/(3)/              8.5%
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany

Principal Financial Group                 2,398,101/(4)/              7.8%
711 High Street
Des Moines  IA 50392-0001

Peter C. Farrell                          1,509,458/(5)/              4.9%
c/o ResMed Inc
14040 Danielson Street
Poway  CA 92064-6857

Christopher G Roberts                       415,333/(6)/              1.3%
Gary W Pace                                 206,333                   0.7%
Michael A Quinn                             110,497/(7)/              0.4%
Donagh McCarthy                              92,000/(8)/              0.3%
Curt Kenyon                                  35,501/(9)/              0.1%
Deirdre Stewart                              29,321/(10)/             0.1%
Walter Flicker                              235,600/(11)/             0.8%

All executive officers and
  directors as a group (11 persons)       2,874,442/(12)/             9.3%

-------------------------------------------------------------------------------

(1) Except for the information based on Schedules 13G as indicated in the footnotes hereto, beneficial ownership is stated as of September 8, 2000 and includes shares subject to options exercisable within 60 days after September 8, 2000.
(2) Based on Schedule 13G filed by Commonwealth Bank of Australia. CBA has shared dispositive power and shared voting power and beneficial ownership over these shares.
(3) Based on Schedule 13G filed by Deutsche Bank AG, Deutsche Bank has shared dispositive power and shared voting power and beneficial ownership over these shares.
(4) Based on disclosure by Principal Financial Group, Principal has sole dispositive and sole voting power and beneficial ownership over these shares.
(5) Includes 114,298 shares of Common Stock which may be acquired upon the exercise of options exercisable within 60 days after September 8, 2000.
(6) Includes 5,800 shares held by his wife, 314,200 shares held of record by Cabbit Pty Ltd and 34,000 shares held by Acemed Pty Ltd, two Australian corporations controlled by Dr. Roberts and his wife. Includes 61,333 shares of common stock which may be acquired upon the exercise of options exercisable within 60 days after September 8, 2000.
(7) Includes 43,997 shares of common stock which may be acquired upon the exercise of options exercisable within 60 days after September 8, 2000.
(8) Includes 74,000 shares of common stock which may be acquired upon the exercise of options exercisable within 60 days after September 8, 2000.
(9) Includes 12,000 shares of common stock which may be acquired upon the exercise of options exercisable within 60 days after September 8, 2000.
(10) Includes 15,334 shares of common stock which may be acquired upon the exercise of options exercisable within 60 days after September 8, 2000.
(11) Includes 78,000 shares held by his wife, 80,000 shares held of record by NewFolk Pty Ltd, an Australian corporation controlled by Mr. Flicker and his wife and 10,000 shares held by each of his three children. Includes 47,600 shares of common stock which may be acquired upon the exercise of options exercisable within 60 days after September 8, 2000.
(12) Includes, in addition to the shares described in notes 5 through 11 above, 121,067 shares of Common Stock which may be acquired upon the exercise of options by the executive officers not named in the table.

The information presented is based upon the knowledge of management and, in the case of the named individuals, upon information furnished by them.

Executive Officers

The executive officers of the Company, as at September 8, 2000 are:

Name                          Age        Position
Peter C Farrell                58        Chairman and Chief Executive Officer
Christopher G Roberts          46        Executive Vice President
Norman W DeWitt                50        General Counsel
Walter Flicker                 45        Corporate Secretary
Adrian M Smith                 36        Chief Financial Officer
Curt Kenyon                    37        Vice President, US Sales and Marketing
Klaus Schindhelm               47        Vice President, Operations
Deirdre Stewart                44        Vice President, New Business and Clinical Education and Training

For a description of the business background of Doctor Farrell and Doctor Roberts, see "Matters to be Acted Upon/Election of Directors".

Mr. DeWitt has been General Counsel since July, 1999. Mr. DeWitt was previously Corporate Counsel (US) from October 1998 to June 1999, Vice President, US Marketing from August 1997 to September 1998 and Vice President US Operations from October 1994 to August 1997. From November 1990 to September 1994, he was an attorney in private practice in Minneapolis, Minnesota, most recently affiliated with the financial management advisory firm of Steven, Foster & Co., Inc. and as a consultant to the Company. Prior thereto, Mr. DeWitt held various positions both as an attorney and executive for several companies based in Minneapolis, MN. Mr. DeWitt holds a B.A. from Amherst College, a J.D. from the University of Minnesota Law School and a L.L.M. from William Mitchell College of Law.

Mr. Flicker has been Corporate Secretary since April, 1995. Mr. Flicker was Vice President, US Operations from August 1997 to June 1999, Vice President, Corporate Development from February 1995 to August 1997 and, from December 1989 until February 1995, he served as Vice President, Finance of the Company. He has served as Corporate Secretary of the Company since August 1990. Prior thereto, he was an engineering consultant with Bio-Agrix Pty Ltd, a biomedical engineering consulting company and a Business Development Manager at Baxter Center for Medical Research Pty Ltd, a subsidiary of Baxter International, Inc. Mr. Flicker holds a B.E. with Honors in mechanical engineering and a Master's in Biomedical Engineering from the University of New South Wales.

Mr. Kenyon has been Senior Vice President, Sales and Marketing for the US, Canada and Latin America since 1999. From 1997 to 1999 he held the position of Vice President, US Sales. Between 1995 and 1997 he was the Director of US Sales and between 1994 and 1995 he held the position of Eastern Region Sales Manager. Prior to his employment with ResMed, Mr. Kenyon was a Regional Sales Manager for EMPI Inc and Medtronic both of Minneapolis MN. Mr. Kenyon holds a BA in Design and Planning with a concentration in Business Administration from State University of New York at Buffalo where he was a Cum Laude Graduate.

Dr. Schindhelm has been Vice President, Operations since January, 2000. Dr. Schindhelm was Vice President, Product Development, from July 1998 to December 1999. From January 1995 to June 1998 Dr. Schindhelm was Professor and Head, Graduate School of Biomedical Engineering, University of New South Wales and from January 1990 to August 1994, Director, Centre for Biomedical Engineering, University of New South Wales. Prior thereto, Dr. Schindhelm held various academic positions in Biomedical Engineering at the University of New South Wales. Dr. Schindhelm received a BE and a PhD in Chemical Engineering from the University of New South Wales.

Mr. Smith has been Chief Financial Officer since February 1995. From January 1986 through January 1995, Mr. Smith was employed by Price Waterhouse specializing in the auditing of listed public companies in the medical and scientific field. Mr. Smith holds a Bachelor of Economics from Macquarie University and is a Certified Chartered Accountant.

Dr. Stewart has been Vice President of Clinical Education and New Business since early 2000. From 1999-2000 she held the position of Vice President of Marketing and Education, and from 1997 to 1999 she was the Vice President of Education and Training. From 1995-1997 Dr. Stewart worked as a nurse and research scientist at the University of Sydney. She holds a BA from the University of New South Wales and a PhD in sleep physiology from the University of Sydney.

Executive Compensation

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended June 30, 2000, 1999 and 1998 of those persons who were at June 30, 2000 (i) the chief executive officer of the Company, (ii) one of the four other most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000 or (iii) any other executive officer who would have qualified under sections (i) or (ii) of this paragraph but for the fact that the individual was not serving as an executive officer of the registrant at the end of the 1999 fiscal year (collectively, the "Named Officers").

                           Summary Compensation Table


                                                   Annual Compensation     Long Term Compensation Award Payouts

      Name and Principal Position          Year   Salary ($)   Bonus ($)   Securities            All Other
                                                                           Underlying Options    Compensation ($)/(1)/
-----------------------------------------------------------------------------------------------------------------------

Peter C Farrell                            2000     300,000     201,938        80,000              41,550
President and                              1999     260,000     126,640        80,000              41,550
Chief Executive Officer                    1998     214,500     138,483        30,000              31,658

Christopher G Roberts                      2000     138,644      85,674        20,000              22,949
Executive Vice President                   1999     129,150      52,234        16,000              17,922
                                           1998     126,048      51,761        16,000              19,364

Curt Kenyon                                2000     132,000      57,501        12,000              12,000
VP Sales and Marketing                     1999     105,000      57,405        14,000              11,400
                                           1998      95,000      66,173        12,000               9,852

Deirdre Stewart                            2000     122,000      44,742        12,000               4,800
VP New Business and                        1999     105,000      48,660        12,000               4,800
Clinical Education and Training            1998      85,000      31,924        10,000                  -

Walter Flicker                             2000     110,000      38,483        10,800                  -
Corporate Secretary                        1999     100,000      43,659        10,800                  -
                                           1998      84,473      27,308        14,000               7,103
-----------------------------------------------------------------------------------------------------------------------

(1)  These include pension plan payments and non-cash benefits.

Stock Options

                                               Option Grants in Last Fiscal Year
-----------------------------------------------------------------------------------------------------------------------
                                                Individual Grants

                           Number of    % of Total     Exercise or     Expiration Date    Potential Realizable Value at
                           Securities   Options        Base Price                         Assumed Annual Rates of Stock
                           Underlying   Granted to     ($/Sh)                             Price Appreciation for Option
                           Options      Employees in                                      Term/(2)/
Name                       Granted/(1)/ Fiscal Year
                                                                                              5%           10%
--------------------------------------------------------------------------------------------------------------------
Peter C Farrell            80,000       6.0%           $13.34375       July 30, 2009      $588,543   $1,449,609
Christopher G Roberts      20,000       1.5%           $13.34375       July 30, 2009       147,136      362,402
Curt Kenyon                12,000       0.9%           $13.34375       July 30, 2009        88,281      217,441
Deirdre Stewart            12,000       0.9%           $13.34375       July 30, 2009        88,281      217,441
Walter Flicker             10,800       0.8%           $13.34375       July 30, 2009        79,453      195,697
--------------------------------------------------------------------------------------------------------------------

(1) Options granted under the Company's 1997 Equity Participation Plan (the "Plan") are exercisable starting 12 months after the grant date, with 33% of the shares covered thereby becoming exercisable at that time and an additional 33% of the option shares becoming exercisable on each successive anniversary date, with all option shares exercisable beginning on the third anniversary date. Under the terms of the Plan, this exercise schedule may be accelerated in certain specific situations.

(2) Assumed annual rates of stock appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.

The following table sets forth information concerning the stock option exercises by the Chief Executive Officer and Named Officers during the fiscal year ended June 30, 2000 and the unexercised stock options held at June 30, 2000 by the named officers.

    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

---------------------------------------------------------------------------------------------------------------------
                                                         Number of Securities        Value of Unexercised In-the-
                            Shares Acquired    Value     Underlying Unexercised      Money Options at FY- End
Name                        on Exercise        Realized  Options at FY- End
                                                         Exercisable  Unexercisable  Exercisable/(1)/ Unexercisable
---------------------------------------------------------------------------------------------------------------------
Peter C Farrell             26,808             $292,235   50,964       143,336        $1,127,953       $2,103,241
Christopher G Roberts           -                    -    43,999        36,001        $  954,280       $  543,445
Curt Kenyon                 13,334             $285,599       -         25,332                -        $  387,914
Deirdre Stewart             29,334             $293,160    4,000        23,334        $   61,740       $  353,536
Walter Flicker                  -                    -    35,733        22,667        $  780,406       $  352,760
---------------------------------------------------------------------------------------------------------------------


(1) Represents the amount by which the closing sales price of the Company's common stock on the New York Stock Exchange on June 30, 2000 ($26.75 per share) multiplied by the number of shares to which the options apply exceeded the aggregate exercise price of such options.

                      Report of the Compensation Committee

Introduction

Decisions regarding compensation of the Company's officers generally are made based on recommendations by the Compensation Committee, which is composed of two independent outside directors. The Compensation Committee decisions on compensation of the Company's executive officers are reviewed and approved by the full Board. Set forth below is a report submitted by Messrs Donagh McCarthy and Michael A Quinn in their capacity as members of the Board's Compensation Committee addressing the Company's compensation policies for fiscal year 2000 as they affected executive officers of the Company, including the Chief Executive Officer and the Named Officers.

General Philosophy

The Compensation Committee reviews and determines salaries, bonuses and all other elements of the compensation packages offered to the executive officers of the Company, including its Chief Executive Officer, and establishes the general compensation policies of the Company.

The Company desires to attract, motivate and retain high quality employees who will enable the Company to achieve its short and long term strategic goals and values. The Company participates in a high-growth environment where substantial competition exists for skilled employees. The ability of the Company to attract, motivate and retain high caliber individuals is dependent in large part upon the compensation packages it offers.

The Company believes that its executive compensation programs should reflect the Company's financial and operating performance. In addition, individual contribution to the Company's success should be supported and rewarded.

The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under the law, income tax deductions of publicly-traded companies in tax years beginning on or after January 1 1994 may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute-payments" as defined in Section 280G of the
Code) in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based". To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the compensation committee must certify that the performance goals were achieved before payments can be made.

The Committee intends to design the Company's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based." The Company may, however, pay compensation which is not deductible in limited circumstances when sound management of the Company so requires.

The Company's executive and key employee compensation program consists of a base salary component, a component providing the potential for an annual bonus based on overall Company performance and a component providing the opportunity to earn stock options linking the employee's long-term financial success to that of the stockholders.

Compensation

Base Salary

Officers are compensated with salary ranges that are generally based on similar positions in companies of comparable size and complexity to the Company. In addition, the Company utilizes industry compensation surveys in determining compensation. The primary level of compensation is based on a combination of years of experience and performance. The salary of all officers is reviewed annually in June with the amount of the increases (which take effect the following July) based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance.

In fiscal year 2000, the Board approved salary increases for the named officers as follows:

Peter C Farrell       15%
Christopher G Roberts  7%
Walter Flicker        10%
Curt Kenyon           26%
Deirdre Stewart       16%

Bonus

The second compensation component is a bonus program under the Company's Bonus Plan. Bonuses are primarily based on the Company's annual financial performance and secondarily on the performance of the individual. Bonuses generally range from zero to 60% of base salary. The measures of annual financial performance used in determining the amount of bonuses include sales growth and cost control.

Stock Options

The third major component of the officer's compensation consists of stock options. The primary purpose of granting stock options is to link the officers' financial success to that of the stockholders of the Company. The exercise price of stock options is determined by the Compensation Committee at the time the option is granted, but generally may not be less than the prevailing market price of the Company's Common Stock as of the date of grant. Options become exercisable commencing a minimum of twelve months from the date of grant and are exercisable for a maximum period of 10 years, as determined by the Compensation Committee.

Stock options were issued to Officers of the Company during fiscal year 2000 in accordance with the provisions of the Company's 1997 Equity Participation Plan.

CEO Compensation

The compensation of Dr. Farrell is based upon the performance of the Company and the important role Dr. Farrell plays within the Company as its founder, President and Chief Executive Officer, as a member of the Boards of the Company's principal subsidiaries and as an active participant in new product and corporate development.

Stock Option and Compensation Committee of the Company's Board of Directors:
Donagh McCarthy (Chairman)
Michael A Quinn
Dated:  August 29, 2000

The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is responsible for executive compensation decisions as described above under "Board of Directors and Committees of the Board". During fiscal year 2000, the committee consisted of Mr. Donagh McCarthy (Chairman) and Mr. Michael A Quinn. Dr. Farrell did not participate in discussions or decisions regarding his compensation package.

Performance Graph

Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Index and the Standard & Poors Medical Products and Supplies Index for the period commencing June 2, 1995 (the date the Company's Common Stock commenced trading on the NASDAQ Stock Market) through June 30, 2000, assuming an investment of $100 on June 2, 1995.

                                            June 2,   June 30,   June 30,   June 30,   June 30,   June 30,   June 30,
                                             1995       1995       1996       1997       1998       1999       2000
                                         ----------------------------------------------------------------------------
ResMed Inc.  ............................   $100.00    $109.09    $140.91    $222.73    $414.21    $603.42    $972.73
S&P 500..................................   $100.00    $102.13    $125.73    $165.94    $212.57    $257.35    $272.70
S&Poors Medical Products and Supplies....   $100.00    $105.19    $136.63    $179.22    $237.75    $281.04    $303.47

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers National Market System initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely on its review of copies of such forms received by it with respect to Fiscal 2000, or written representations from certain reporting persons, the Company believes that during Fiscal 2000 all of its directors and executive officers and persons who own more than 10% of the Company's Common Stock have complied with the reporting requirements of Section 16(a) except that Dr. Deirdre Stewart filed a correction to her Form 3 late and Curt Kenyon filed a Form 5 in August, 2000 to substitute for Form 4's he failed to lodge during the fiscal year.

                            Matters to Be Acted Upon

1.   Election of Directors
     ---------------------

     The Board of Directors, acting pursuant to the bylaws of the Company, has determined that the number of directors constituting the full Board of Directors shall be five at the present time.

     The Board is divided into three classes. One such class is elected every year at the Annual Meeting of Stockholders for a term of three years. The class of directors whose term expires in 2000 has two members, Peter C Farrell, PhD and Gary W Pace, PhD. Accordingly, two directors are to be elected at the 2000 Annual Meeting of Stockholders, who will hold office until the 2003 Annual Meeting of Stockholders or until the director's prior death, disability, resignation or removal.

     The Board of Directors has nominated Peter C Farrell, PhD and Gary W Pace, PhD for re-election as directors. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified. If Dr. Farrell and Dr. Pace become unable or unwilling to serve as directors, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.

     Information concerning the nominees for director and the other directors who will continue in office after the Annual Meeting is set forth below.

Name                            Age          Position with the Company
Peter C. Farrell(1)             58   President, Chief Executive Officer and
                                     Chairman of the Board of Directors
Christopher G. Roberts(2)       46   Executive Vice President and Director
Donagh McCarthy(2)(4)(5)        53   Director
Gary W. Pace(1)(4)              52   Director
Michael A. Quinn(3)(4)(5)       53   Director

(1) Term expires 2000
(2) Term expires 2002
(3) Term expires 2001
(4) Member of Audit Committee
(5) Member of Stock Option and Compensation Committee

     Dr. Farrell has been President and a director of the Company since its inception in June 1989 and Chief Executive Officer since July 1990. From July 1984 to June 1989, Dr. Farrell served as Vice President, Research and Development at various subsidiaries of Baxter International, Inc. ("Baxter") and from August 1985 to June 1989, he also served as Managing Director of the Baxter Center for Medical Research Pty Ltd., a subsidiary of Baxter. From January 1978 to December 1989, he was Foundation Director of the Center for Biomedical Engineering at the University of New South Wales where he currently serves as a Visiting Professor. He holds a B.E. in chemical engineering with Honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences.

     Dr. Roberts joined the Company in August 1992 as Executive Vice President. He has been director of the Company since September 1992. He also served as a director of the Company from August 1989 to November 1990. From February 1989 to June 1992, Dr. Roberts served in various positions, most recently as Vice President-Clinical and Regulatory Affairs, with medical device subsidiaries of Pacific Dunlop Limited, a large multinational manufacturing company. From January 1984 to December 1988, he served as President of BGS Medical Corporation, a medical device company which was acquired in September 1987 by Electro Biology Inc. ("EBI"), at which time he became Vice President-Clinical and Regulatory Affairs of EBI. Dr. Roberts holds a B.E. in chemical engineering with Honors from the University of New South Wales, a M.B.A. from Macquarie University and a Ph.D. in biomedical engineering from the University of New South Wales.

     Mr. McCarthy, a director of the Company since November 1994 has been a consultant in the healthcare field since February 2000. From September 1996 to January 2000 he was President of RMS Inc, an affiliate of Baxter Healthcare. From June 1993 until September 1996 he was the President of the North America Renal Division of Baxter. Mr. McCarthy held various positions at Baxter since 1982, including that of Vice President-Global Marketing, Strategy and Product Development. Mr. McCarthy received a bachelor's degree in engineering from the National University of Ireland and a M.B.A. from the Wharton School, University of Pennsylvania.

     Dr. Pace has been a director of the Company since July 1994. Dr. Pace is President and Chief Executive Officer of RTP Pharma Corp. (formerly Research Triangle Pharmaceutical Ltd), a biopharmaceutical company working in the area of drug delivery, since January 1995. From January 1993 to September 1994, he was the founding President and Chief Executive Officer of Transcend Therapeutics Inc. (formerly Free Radical Sciences Inc.), a biopharmaceutical company. From September 1989 to January 1993, he was Senior Vice President of Clintec International, Inc., a Baxter/Nestle joint venture and manufacturer of clinical nutritional products. Dr. Pace holds a B.Sc. with Honors from the University of New South Wales and a Ph.D. from the Massachusetts Institute of Technology.

     Mr. Quinn, a director of the Company since September 1992, has been a management and financial consultant since February 1992. From July 1988 to January 1992, he served as Executive Chairman of Phoenix Scientific Industries Limited, a manufacturer of health care and scientific products. Mr. Quinn holds a B.Sc. in physics and applied mathematics and a B.Ec. from the University of Western Australia and a M.B.A. from Harvard University.

                      Committees of the Board of Directors

     The Board of Directors has two committees to assist in the management of the affairs of the Company the Stock Option and Compensation Committee and the Audit Committee. The Company does not have a standing Nominating Committee.

     Stock Option and Compensation Committee; Audit Committee

     The Stock Option and Compensation Committee (the "Compensation Committee") currently consists of Messrs Donagh McCarthy (Chairman) and Michael A Quinn. The Compensation Committee administers the Company's 1995 Option Plan and 1997 Equity Participation Plan and has the authority to grant options under the latter plan. The Compensation Committee also makes recommendations regarding the compensation payable, including compensation under the Company's bonus plan, to the senior executive officers of the Company.

     The Audit Committee currently consists of Messrs Michael A Quinn (Chairman), Donagh McCarthy and Gary Pace. This committee assists the Board in fulfilling its functions relating to corporate accounting and reporting practices and financial and accounting controls.

     The Compensation Committee met twice and the Audit Committee met four times during fiscal year 2000. These committees also met informally by telephone during the fiscal year as the need arose. The Board of Directors held 4 meetings during fiscal year 2000.

     Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period and the total number of meetings held during such period by the committees of the Board of Directors on which that director served.

     Each director, who is not an employee of the Company, received an annual fee of $10,000 for his service as a director during fiscal 2000. In addition, each director is reimbursed for his travel expenses for attendance at all such meetings. Directors of the Company who are not employees also hold and receive stock options under the Company's 1995 Option Plan and 1997 Equity Participation Plan.

     Medical Advisory Committee

     In addition the Company has an independent Medical Advisory Committee. The Medical Advisory Committee comprises leading physicians in sleep medicine who advise the board with respect to reviewing the Company's current and proposed product lines from a medical perspective.

     Vote

     The Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions or broker non-votes as to the election of the directors will not affect the election of the candidate receiving the plurality of votes.

     Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the nominees named above as directors. Although it is anticipated that the nominees will be able to serve as a directors, should the nominees become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

2.   Approval of Amendment to Certificate of Incorporation To Effect a Doubling
     --------------------------------------------------------------------------
     of the Authorized Number of Shares of the Company's Common Stock, from 50
     -------------------------------------------------------------------------
     million to 100 million Shares
     -----------------------------

     On March 31, 2000 the Company effected a 2 for 1 stock split of the outstanding shares of the Company's Common Stock, par value $0.004 per share. The stock split had the effect of increasing the number of shares on issue from approximately 15 million to approximately 30 million shares. To reinstate the same number of the Company's authorized shares that existed before the split, the Board of Directors is requesting approval of an amendment to Article Fourth of the Company's Certificate of Incorporation (the "Amendment") to double the number of authorized shares of the Company's Common Stock, par value $0.004 per share, from 50 million to 100 million shares.

     The Board of Directors believes that the increase in the authorized number of shares of the Company's Common Stock from 50 million to 100 million shares is necessary to provide the Company with a sufficient number of shares for any stock dividends or stock splits, financing, acquisitions, management incentive or employee benefit plans and for other general corporate purposes. No further action by stockholders would be necessary prior to the issuance of additional shares of the Company's Common Stock except as may be required by law or by the applicable regulations of the New York Stock Exchange.

     The existence of additional authorized shares of Common Stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. The Company is not aware of any existing or planned effort on the part of any party to accumulate material amounts of voting stock, or to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change the Company's management, nor is the Company aware of any person having made any offer to acquire the voting stock or assets of the Company.

     The Board of Directors has no present plans for issuing any of the additional shares of Common Stock which would be authorized by the Amendment except as would be required in connection with Common Stock presently reserved for issuance and under the Company's 1995 Stock Option Plan and 1997 Equity Participation Plan.

     The proposed additional shares of Common Stock would be a part of the existing class of the company's Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding.

     The Amendment would become effective upon the filing with the Delaware Secretary of State of a Certificate of Amendment to the Company's Certificate of Incorporation. If the Amendment is approved by the required vote of the Company's stockholders, the Company intends to file the certificate of Amendment as soon as practicable after such approval is obtained and expects that the filing would be made on or about November 7, 2000.

     Amendment to the Certificate of Incorporation

     If the Amendment is approved by the stockholders at the Annual Meeting of Stockholders, Article Fourth of the Company's Certificate of Incorporation, as amended, would read in full as follows:

     "FOURTH:  a)  The Corporation shall be authorized to issue the following shares of Capital Stock:

                   Class            Number of Shares    Par Value
                   -----            ----------------    ---------

                   Common Stock     100,000,000         $0.004

                   Preferred Stock  2,000,000           $0.01

               b) The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

     The Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of the dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record sate for the first dividend payment shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of the holders of the shares of the particular series to convert the same into share of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

     All shares of Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein."

     Required Vote

     The affirmative vote of a majority of the Company's outstanding shares of Common Stock present or represented and entitled to vote at the 2000 Annual Meeting of Stockholders is required to approve the Amendment to the Certificate of Incorporation effecting the increase in the number of authorized shares. Abstentions as to this Proposal 2 will be treated as votes against the Amendment to the Certificate. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of Proposal 2, and thus will not be counted as votes for or against the Amendment to the Certificate. Unless instructed to the contrary, properly executed Proxies will be voted FOR Proposal 2. Your Board of Directors recommends a vote FOR approval of the Amendment to increase the authorized number of shares of Common Stock.

3.   Ratification of Selection of Auditors
     -------------------------------------

     The Board of Directors, following the recommendation of the Audit Committee, has selected the independent public accounting firm of KPMG LLP as the auditors to examine the consolidated financial statements of the Company for fiscal year 2001. The proxies solicited on behalf of the Board of Directors will be voted to ratify selection of that firm unless otherwise specified.

     KPMG LLP has served as the independent auditors for the Company since 1994. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

4.   Other Business
     --------------

     The Board of Directors does not know of any other business to be presented to the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.


                 Stockholder Proposals for 2001 Annual Meeting

The Company expects to hold the 2001 Annual Meeting of Stockholders on November 6, 2001. If a stockholder wishes to present a proposal at the 2001 Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Company on or before May 18, 2001 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 2001 Annual Meeting of Stockholders. Pursuant to these new rules, if the Company has not received notice on or before August 18, 2001 of any matter a stockholder intends to propose for a vote at the 2000 Annual Meeting of Stockholders, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

By Order of the Board of Directors



Walter Flicker
Secretary

Dated: September 15, 2000